Exhibit 99



								Entergy
								639 Loyola Avenue
								New Orleans, La 70113



Date:	        September 20, 2005				NEWS
								RELEASE
For Release:	Immediately

Contact:	Yolanda Pollard (News Media)     Michele Lopiccolo (Investor Relations)
                800-844-8084 pin 1440471         (501) 607-3557
                ypollar@entergy.com	         mlopicc@entergy.com


		Entergy Provides Storm Restoration Update

New Orleans, La. - Entergy Corporation (NYSE: ETR) announced today its preliminary estimates of storm restoration costs associated with Hurricane Katrina as well as initial details on the number of customers that are not able to receive electric service. In addition, the company provided an update on its liquidity position, noting that it will pursue a range of options to recover storm-related costs and other potential incremental losses.

	           Preliminary Restoration Cost Estimates

Limited access to heavily flooded areas continues to hamper Entergy's ability to fully assess the extent of damage to certain portions of its infrastructure. As a result, Entergy noted that the initial restoration estimates are subject to change. Total restoration costs for the repair and/or replacement of Entergy's electric and gas facilities damaged by Hurricane Katrina and business continuity costs are estimated to be in the range of $750 million to $1.1 billion. Restoration and business continuity cost estimates for the various utility jurisdictions affected by the storm are as follows:

		Company	 			   Estimated Costs
						(U.S. $ in millions)
 	     Entergy Gulf States - LA			  25-45
	     Entergy Louisiana				275-400
	     Entergy Mississippi			 75-100
	     Entergy New Orleans			325-475
	     Other				          50-80
    		Total				      750-1,100


The above cost estimates do not include other potential incremental losses that cannot be estimated at this time.

		      Restoration Progress and Timing

As of 9:00 p.m. CDT yesterday, Entergy had restored power to approximately 874,000 of the 1.1 million customers who lost power at the peak of the storm. Entergy expects to restore power to all those customers who can take service in the non-flooded areas of New Orleans and surrounding parishes within 2 weeks. Some customers in the most devastated areas of greater New Orleans and surrounding parishes, estimated to be in the range of 150,000 to 170,000, are unable to accept electric and gas service, and therefore cannot be restored at the current time.
Restoration for many of these customers will follow major repairs or reconstruction of customer facilities, and will be contingent on validation by local authorities of habitability and electrical safety of customers' structures. In areas where demolition is required before reconstruction can occur, Entergy will coordinate with parish officials to make every effort to have electric and gas facilities ready to serve customers as their communities are rebuilt.

			     Estimated Revenue Impact

Revenues are expected to be lower at both Entergy Louisiana, Inc. (ELI) and Entergy New Orleans, Inc. (ENOI) as a result of the 150,000 to 170,000 customers that are unable to accept electric and gas service for a period of time that cannot yet be estimated. Included in this customer estimate are 115,000 to 130,000 customers located in ENOI's service territory, with the remainder in ELI's service territory. The majority of these customers are residential, and the balance is primarily commercial.

Average annual non-fuel revenues associated with these customers are estimated to range from $50 million to $60 million for ELI and $160 million to $190 million for ENOI. However, Entergy noted that it cannot estimate the actual revenue impact of customers who are currently unable to accept electric and gas service. This is due to a range of uncertainties, in particular the timing of when individual customers will return to service. The company noted that the lower revenues from the most severely impacted areas could be partially offset by potential sales growth in other Entergy service areas. This growth could come from evacuees moving into neighboring cities in Entergy's service territory such as Baton Rouge, LA and Jackson, MS or from temporary facilities constructed by federal and local agencies.

			         Recovery Initiatives

Entergy plans to pursue a broad range of initiatives to recover storm restoration costs and incremental losses. Initiatives include obtaining reimbursement of certain costs covered by insurance, obtaining assistance through federal legislation targeting Hurricane Katrina relief, and pursuing recovery through existing or new rate mechanisms regulated by the Federal Energy Regulatory Commission and local regulatory bodies.

Federal legislation expected to be introduced shortly will consider a wide array of potential relief mechanisms for electric and gas utilities impacted by Hurricane Katrina. For example, Entergy understands that Congress will consider amendments to the Robert T. Stafford Disaster Relief and Emergency Assistance Act, provide additional appropriations for restoration and repair costs through Community Development Block Grants, and other potential alternatives that the Congress enacted following the September 11, 2001 tragedy. Entergy appreciates the Congress considering on an expedited basis legislation, that if approved, would permit the Federal Emergency Management Agency, U.S. Department of Housing and Urban Development, and states to obtain federal aid to provide direct assistance to privately owned utilities in the storm-stricken areas.

Entergy noted that it is unable to predict the degree of success it may have in these initiatives, the amount of restoration costs and incremental losses it may recover or the timing of such recovery.

			Liquidity Impact

Entergy Corporation continues to believe it has sufficient liquidity to meet its current obligations and to fund its restoration efforts. However, the impact of lower revenues and storm restoration costs, concentrated at ENOI, are expected to create liquidity constraints at that company. Various alternatives are being considered by Entergy for
maintaining acceptable liquidity at ENOI.   These alternatives include
open account advances to ENOI and assigning ENOI contracts for purchased power to other Entergy companies to reduce cash requirements at ENOI and provide attractively priced power to other Entergy system customers.
In addition, Entergy is evaluating the options of additional debt issuances, the expansion of short-term borrowing capacity and/or infusing equity into ENOI.

Further, ENOI will consider seeking a petition for protection under federal bankruptcy law. Entergy believes this option should be considered to determine whether or not it is the most appropriate course of action to protect any future investment in ENOI and to preserve legal rights while achieving business continuity at ENOI. Some of these options being considered may affect Entergy's debt arrangements and the financing and power purchase agreements relating to System Energy Resources, Inc. Entergy cannot currently predict which options it may pursue to maintain acceptable liquidity at ENOI given the uncertainties associated with restoration cost estimates, amounts of cost recovery and the timing of such recovery through various initiatives noted above.

Additional statistics on Entergy subsidiaries impacted by the storm and details on restoration progress achieved to date are included in appendix A to this release.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.


Appendix A provides Hurricane Katrina Outage Restoration Statistics.

Table 1:  Outage Restoration Status - Retail Customer Outages
Current Status vs Storm Peak

			 	     Electric	               Gas
Number of Retail       Total as of   Extended   Total as of Total as of   Extended   Total as of
  Customer Outages      9/19/2005  Restoration  Storm Peak  9/19/2005   Restoration  Storm Peak
(in thousands)
Entergy Gulf States - LA    -	        -	    107    	-	      -		  -
Entergy Louisiana	   45	     35 - 40	    507	       NA	     NA		 NA
Entergy Mississippi	    -	        -	    302	       NA	     NA		 NA
Entergy New Orleans	  173	   115 - 130	    172	       95	     95		 96
Total Customer Outages	  218	   150 - 170	  1,088	       95	     95		 96

Table 2: Outage Restoration Status - Transmission Line & Substation Outages Current Status vs Storm Peak

 			Total as of  Total as of			 Total as of  Total as of
Transmission Lines       9/19/2005   Storm Peak	 Substations	          9/19/2005    Storm Peak
(count: #)			 		 (count; #)
Entergy Gulf States - LA     1	          32	 Entergy Gulf States - LA      -	   36
Entergy Louisiana	     -	          90	 Entergy Louisiana	      11	   86
Entergy Mississippi	    16	          41	 Entergy Mississippi	       -	  117
Entergy New Orleans	    12	          19	 Entergy New Orleans	      12	   24
Total Transmission Line
  Outages	            29	         182	 Total Substation Outages     23	  263

Table 3: Outage Restoration Status - Fossil Fleet Impacted by Hurricane Katrina Current Status vs Storm Peak

		       Owned						As of
		     Capability	Fuel                        As of	Storm
Plant	       Unit     (a)     Type      Purpose         9/19/2005	Peak
Entergy Louisiana
Buras	        8	 12	Gas/Oil	Peaking	          Extensive
							Flooding (EF)	Outage
Little Gypsy	1	238	Gas/Oil	Intermediate	Returned to Svc
 							    (RTS)	Outage
Little Gypsy	2	415	Gas/Oil	Intermediate	     RTS	Outage
Little Gypsy	3	545	Gas/Oil	Intermediate	     RTS	Outage
Ninemile Point	1	 50	Gas/Oil	Peaking		     RTS	Outage
Ninemile Point	2	 60	Gas/Oil	Peaking		     RTS	Outage
Ninemile Point	3	125	Gas/Oil	Intermediate	     RTS	Outage
Ninemile Point	4	730	Gas/Oil	Intermediate	     RTS	Outage
Ninemile Point	5	740	Gas/Oil	Intermediate	     RTS	Outage
Waterford	1	411	Gas/Oil	Intermediate	     RTS	Outage
Waterford	2	411	Gas/Oil	Intermediate	     RTS	Outage
Entergy New Orleans
A. B. Paterson	3	 50	Gas/Oil	Peaking		     EF	   	Outage
A. B. Paterson	4	  -	Gas/Oil	Peaking		     EF	   	Outage
A. B. Paterson	5	 11	Oil	Peaking		     EF	   	Outage
Michoud	        1        65	Gas/Oil	Peaking		     EF	   	Outage
Michoud	        2       244	Gas/Oil	Intermediate	     EF		Outage
Michoud	        3       545	Gas/Oil	Intermediate	     EF		Outage

(a) Owned Capability is the dependable load carrying capability as demonstrated under actual operating conditions based on the primary fuel (assuming no curtailments) that each unit was designed to utilize.

 				    -30-

		Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce tax payments, the effects of litigation and weather, and uncertainties associated with efforts to remediate the effects of Hurricane Katrina and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with this storm.